
                                         Ford Motor Company and Subsidiaries

                                                      HIGHLIGHTS
                                                      ----------


                                                         Fourth Quarter                       Full Year
                                                   -------------------------         --------------------------
                                                     1995             1994             1995              1994
                                                   --------         --------         --------          --------
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
- United States                                        955            1,051             3,993             4,218
- Outside United States                                635              656             2,613             2,635
                                                     -----            -----             -----             -----
    Total                                            1,590            1,707             6,606             6,853
                                                     =====            =====             =====             =====

Sales and revenues (in millions)
- Automotive                                       $27,597          $27,766          $110,496          $107,137
- Financial Services                                 6,950            5,877            26,641            21,302
                                                   -------          -------          --------          --------
      Total                                        $34,547          $33,643          $137,137          $128,439
                                                   =======          =======          ========          ========

Net income (in millions)
- Automotive                                       $    16          $ 1,119          $  2,056          $  3,913
- Financial Services                                   644              450             2,083             1,395*
                                                   -------          -------          --------          --------
     Total                                         $   660          $ 1,569          $  4,139          $  5,308
                                                   =======          =======          ========          ========

Capital expenditures (in millions)
- Automotive                                       $ 2,472          $ 2,404          $  8,676          $  8,310
- Financial Services                                    98               65               321               236
                                                   -------          -------          --------          --------
      Total                                        $ 2,570          $ 2,469          $  8,997          $  8,546
                                                   =======          =======          ========          ========

Stockholders' equity at December 31
- Total (in millions)                              $24,547          $21,659          $ 24,547          $ 21,659
- After-tax return on Common and
   Class B stockholders' equity                       10.9%            34.5%             18.2%             33.6%

Automotive cash, cash equivalents,
 and marketable securities at
 December 31 (in millions)                         $12,406          $12,083          $ 12,406          $ 12,083

Automotive debt at December 31
 (in millions)                                     $ 7,307          $ 7,258          $  7,307          $  7,258

Automotive after-tax returns on sales                  0.1%             4.1%              1.9%              3.7%

Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                         1,136            1,020             1,071             1,010
- Number outstanding at December 31                  1,159            1,023             1,159             1,023

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income                                             $  0.49          $  1.47          $   3.58         $    4.97

Income/(Loss) assuming full dilution
- Automotive                                       $ (0.06)         $  0.93          $   1.59         $    3.25
- Financial Services                                  0.54             0.38              1.74              1.19
                                                   -------          -------          --------         ---------
   Total                                           $  0.48          $  1.31          $   3.33         $    4.44
                                                   =======          =======          ========         =========

Cash dividends                                     $  0.35          $  0.26          $   1.23         $    0.91




- - - - -
*Includes a loss of $440 million related to the disposition of Granite
 Savings Bank (formerly First Nationwide Bank)

Segment results for 1994 have been adjusted to reflect reclassification of certain tax amounts to conform with the 1995 presentation.



                                           Ford Motor Company and Subsidiaries

                                                   VEHICLE UNIT SALES
                                                   ------------------

                                    For the Periods Ended December 31, 1995 and 1994
                                                     (in thousands)



                                                          Fourth Quarter                        Full Year
                                                   ---------------------------        -------------------------
                                                       1995             1994             1995             1994
                                                   -----------      ----------        ---------        --------
North America
United States
  Cars                                                  434              530           1,767             2,036
  Trucks                                                521              521           2,226             2,182
                                                      -----            -----           -----             -----
   Total United States                                  955            1,051           3,993             4,218

Canada                                                   76               75             254               281
Mexico                                                   11               27              32                92
                                                      -----            -----           -----             -----

   Total North America                                1,042            1,153           4,279             4,591

Europe
Britain                                                 125              109             496               520
Germany                                                  84              104             409               386
Italy                                                    54               39             193               179
France                                                   41               45             165               180
Spain                                                    31               41             160               163
Other countries                                          74               71             286               281
                                                      -----            -----           -----             -----

   Total Europe                                         409              409           1,709             1,709

Other international
Brazil                                                   48               43             201               164
Australia                                                32               38             139               125
Taiwan                                                   16               21             106                97
Japan                                                    13               13              57                50
Argentina                                                14               13              48                54
Other countries                                          16               17              67                63
                                                      -----            -----           -----             -----

   Total other international                            139              145             618               553
                                                      -----            -----           -----             -----

Total worldwide vehicle unit sales                    1,590            1,707           6,606             6,853
                                                      =====            =====           =====             =====


Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.

Fourth Quarter and Full Year 1994 unit sales have been restated to reflect the country where sold and to include sales of all Ford-badged units. Previously, factory unit sales were reported in North America on a "where sold" basis and overseas on a "where produced" basis. Also, Ford-badged unit sales of certain unconsolidated subsidiaries
(primarily Autolatina -- Brazil and Argentina) were not previously reported.


                                           Ford Motor Company and Subsidiaries

                                             CONSOLIDATED STATEMENT OF INCOME
                                             --------------------------------

                                     For the Years Ended December 31, 1995, 1994 and 1993
                                            (in millions, except amounts per share)

                                                                      1995             1994             1993
                                                                    --------         --------         -------
AUTOMOTIVE
Sales (Note 1)                                                      $110,496         $107,137         $91,568

Costs and expenses (Note 1)
Costs of sales                                                       101,171           95,887          85,280
Selling, administrative, and other expenses                            6,044            5,424           4,856
                                                                    --------         --------         -------
  Total costs and expenses                                           107,215          101,311          90,136

Operating income                                                       3,281            5,826           1,432

Interest income                                                          800              665             563
Interest expense                                                         622              721             807
                                                                    --------         --------         -------
  Net interest income/(expense)                                          178              (56)           (244)
Equity in net (loss)/income of affiliated companies (Note 1)            (154)             271             127
Net expense from transactions with Financial Services (Note 1)          (139)             (44)            (24)
                                                                    --------         --------         -------

Income before income taxes - Automotive                                3,166            5,997           1,291

FINANCIAL SERVICES
Revenues (Note 1)                                                     26,641           21,302          16,953

Costs and expenses (Note 1)
Interest expense                                                       9,424            7,023           6,482
Depreciation                                                           6,500            4,910           3,064
Operating and other expenses                                           5,499            4,607           3,196
Provision for credit and insurance losses                              1,818            1,539           1,523
Loss on disposition of Granite Savings Bank (formerly
 First Nationwide Bank) (Note 15)                                          -              475               -
                                                                    --------         --------         -------
  Total costs and expenses                                            23,241           18,554          14,265
Net revenue from transactions with Automotive (Note 1)                   139               44              24
                                                                    --------         --------         -------

Income before income taxes - Financial Services                        3,539            2,792           2,712
                                                                    --------         --------         -------

TOTAL COMPANY
Income before income taxes                                             6,705            8,789           4,003

Provision for income taxes (Note 6)                                    2,379            3,329           1,350
                                                                    --------         --------         -------

Income before minority interests                                       4,326            5,460           2,653

Minority interests in net income of subsidiaries                         187              152             124
                                                                    --------         --------         -------

Net income                                                          $  4,139         $  5,308         $ 2,529
                                                                    ========         ========         =======
Income attributable to Common and Class B Stock
 after preferred stock dividends (Note 1)                           $  3,839         $  5,021         $ 2,241

Average number of shares of Common and Class B Stock outstanding       1,071            1,010             986

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 1)
Income                                                              $   3.58         $   4.97         $  2.27

Income assuming full dilution                                       $   3.33         $   4.44         $  2.10

Cash dividends                                                      $   1.23         $   0.91         $  0.80


The accompanying notes are part of the financial statements.

                                         Ford Motor Company and Subsidiaries

                                               CONSOLIDATED BALANCE SHEET
                                               --------------------------
                                                     (in millions)

                                                                                  December 31,         December 31,
                                                                                      1995                 1994
                                                                                 -------------        -------------
ASSETS
Automotive
Cash and cash equivalents                                                          $  5,750             $  4,481
Marketable securities (Note 2)                                                        6,656                7,602
                                                                                   --------             --------
   Total cash, cash equivalents, and marketable securities                           12,406               12,083

Receivables                                                                           3,321                2,548
Inventories (Note 4)                                                                  7,162                6,487
Deferred income taxes                                                                 2,709                3,062
Other current assets                                                                  1,483                2,006
Net current receivable from Financial Services (Note 1)                                 200                  677
                                                                                   --------             --------
   Total current assets                                                              27,281               26,863

Equity in net assets of affiliated companies (Note 1)                                 2,248                3,554
Net property (Note 5)                                                                31,273               27,048
Deferred income taxes                                                                 4,802                4,414
Other assets (Notes 1 and 8)                                                          7,168                6,760
                                                                                   --------             --------
   Total Automotive assets                                                           72,772               68,639

Financial Services
Cash and cash equivalents                                                             2,690                1,739
Investments in securities (Note 2)                                                    4,553                6,105
Net receivables and lease investments (Note 3)                                      149,694              130,356
Other assets (Note 1)                                                                13,574               12,783
                                                                                   --------             --------
   Total Financial Services assets                                                  170,511              150,983
                                                                                   --------             --------

   Total assets                                                                    $243,283             $219,622
                                                                                   ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                     $ 11,260             $ 10,777
Other payables                                                                        1,976                2,280
Accrued liabilities (Note 7)                                                         13,392               11,943
Income taxes payable                                                                    316                  316
Debt payable within one year (Note 9)                                                 1,832                  155
                                                                                   --------             --------

   Total current liabilities                                                         28,776               25,471

Long-term debt (Note 9)                                                               5,475                7,103
Other liabilities (Note 7)                                                           25,677               24,920
Deferred income taxes                                                                 1,186                1,216
                                                                                   --------             --------
   Total Automotive liabilities                                                      61,114               58,710

Financial Services
Payables                                                                              5,476                2,361
Debt (Note 9)                                                                       141,317              123,713
Deferred income taxes                                                                 3,831                2,958
Other liabilities and deferred income                                                 6,116                7,669
Net payable to Automotive (Note 1)                                                      200                  677
                                                                                   --------             --------
   Total Financial Services liabilities                                             156,940              137,378

Company-obligated mandatorily redeemable preferred securities of
 a subsidiary trust (aggregate principal amount of $632 million) (Note 1)               682                    -

Preferred stockholders' equity in a subsidiary company (Note 1)                           -                1,875

Stockholders' equity
Capital stock (Notes 10 and 11)
 Preferred Stock, par value $1.00 per share (aggregate liquidation
  preference of $1 billion and $3.4 billion)                                              *                    *
 Common Stock, par value $1.00 per share (1,089 and 952 million shares issued)        1,089                  952
 Class B Stock, par value $1.00 per share (71 million shares issued)                     71                   71
Capital in excess of par value of stock                                               5,105                5,273
Foreign currency translation adjustments and other (Note 1)                             594                  189
Earnings retained for use in business                                                17,688               15,174
                                                                                   --------             --------
   Total stockholders' equity                                                        24,547               21,659
                                                                                   --------             --------

   Total liabilities and stockholders' equity                                      $243,283             $219,622
                                                                                   ========             ========

- - - - -
*Less than $1 million
The accompanying notes are part of the financial statements.

                                        Ford Motor Company and Subsidiaries

                                        CONSOLIDATED STATEMENT OF CASH FLOWS
                                        ------------------------------------

                                 For the Years Ended December 31, 1995, 1994 and 1993
                                                    (in millions)


                                                    1995                      1994                     1993
                                           ----------------------    ---------------------    ----------------------
                                                        Financial                Financial                 Financial
                                           Automotive   Services     Automotive  Services     Automotive   Services
                                           ----------   ---------    ----------  ---------    ----------   ---------
Cash and cash equivalents at January 1     $ 4,481      $  1,739     $  5,667    $  2,555     $  3,504     $  3,182

Cash flows from operating activities
 (Note 16)                                   8,849        12,322        7,542       9,087        6,862        7,145

Cash flows from investing activities
 Capital expenditures                       (8,676)         (321)      (8,310)       (236)      (6,714)        (100)
 Proceeds from sale and leaseback of
  fixed assets                                   0             -            0           -          884            -
 Acquisitions of other companies                 0             0            0        (485)           0         (336)
 Proceeds from sales of subsidiaries             0             0            0         715          173            0
 Acquisitions of receivables and lease
  investments                                    -       (99,967)           -     (90,824)           -      (76,566)
 Collections of receivables and
  lease investments                              -        71,149            -      61,111            -       55,552
 Net acquisitions of daily rental vehicles       -        (1,459)           -        (924)           -            -
 Purchases of securities (Note 16)             (51)       (6,274)        (412)    (10,688)    (100,493)     (13,741)
 Sales and maturities of securities (Note 16)  325         5,052          511       9,649      101,927       12,426
 Proceeds from sales of receivables              -         4,360            -       3,622            -        4,794
 Loans originated net of principal payments      -            (9)           -        (207)           -       (1,466)
 Net investing activity with Financial
  Services                                     (19)            -          355           -         (117)           -
 Other                                         558          (175)        (331)       (312)         (69)         389
                                           -------      --------       ------    --------     --------     --------
   Net cash used in investing activities    (7,863)      (27,644)      (8,187)    (28,579)      (4,409)     (19,048)

Cash flows from financing activities
 Cash dividends                             (1,559)            -       (1,205)          -       (1,086)           -
 Issuance of Common Stock                      601             -          715           -          394            -
 Changes in short-term debt                    413         5,884         (795)     10,314          (66)       6,065
 Proceeds from issuance of other debt          300        23,854          158      21,885          424       22,128
 Principal payments on other debt             (177)      (11,489)         (75)    (14,088)        (376)     (13,791)
 Net financing activity with Automotive          -            19            -        (355)           -          117
 Changes in customers' deposits, excluding
  interest credited                              -             -            -        (422)           -       (3,861)
 Receipts from annuity contracts                 -           283            -       1,124            -          821
 Net (redemption)/issuance of subsidiary
  company preferred stock (Note 1)               -        (1,875)           -         417            -          375
 Other                                         121           102           31        (132)        (124)         (76)
                                           -------      --------     --------    --------     --------      -------
  Net cash (used in)/provided by financing
   activities                                 (301)       16,778       (1,171)     18,743         (834)      11,778

Effect of exchange rate changes on cash        107           (28)         397         166           17           25
Net transactions with Automotive/
 Financial Services                            477          (477)         233        (233)         527         (527)
                                           -------      --------     --------    --------     --------     --------

   Net increase/(decrease) in cash and
    cash equivalents                         1,269           951       (1,186)       (816)       2,163         (627)
                                           -------      --------     --------    --------     --------     --------

Cash and cash equivalents at December 31   $ 5,750      $  2,690     $  4,481    $  1,739     $  5,667     $  2,555
                                           =======      ========     ========    ========     ========     ========

The accompanying notes are part of the financial statements.


                                  Ford Motor Company and Subsidiaries

                            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            ----------------------------------------------

                         For the Years Ended December 31, 1995, 1994 and 1993
                                            (in millions)

                                                                   1995             1994            1993
                                                                 -------          -------         -------
CAPITAL STOCK (Note 10)
Common Stock
------------
Balance at beginning of year                                     $   952          $   464         $   454
Issued for Series A Preferred Stock conversion,
 employee benefit plans and other                                    137               19              10
Stock split in form of a 100% stock dividend                           -              469               -
                                                                 -------          -------         -------
  Balance at end of year                                           1,089              952             464

Class B Stock
-------------
Balance at beginning of year                                          71               35              35
Stock split in form of a 100% stock dividend                           -               36               -
                                                                 -------          -------         -------
  Balance at end of year                                              71               71              35

Series A Preferred Stock                                               *                *               *

Series B Preferred Stock (Note 1)                                      *                *               *

CAPITAL IN EXCESS OF PAR VALUE OF STOCK
Balance at beginning of year                                       5,273            5,082           4,698
Exchange of Series B Preferred Stock (Notes 1 and 10)               (632)               -               -
Issued for Series A Preferred Stock conversion,
 employee benefit plans and other                                    464              696             384
Stock split in form of a 100% stock dividend                           -             (505)              -
                                                                 -------          -------         -------
  Balance at end of year                                           5,105            5,273           5,082

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
 AND OTHER (Note 1)
Balance at beginning of year                                         189           (1,078)            (62)
Translation adjustments during year                                  250              800            (508)
Minimum pension liability adjustment                                (108)             400            (400)
Other                                                                263               67            (108)
                                                                 -------          -------         -------
  Balance at end of year                                             594              189          (1,078)

EARNINGS RETAINED FOR USE IN THE BUSINESS
Balance at beginning of year                                      15,174           11,071           9,628
Net income                                                         4,139            5,308           2,529
Cash dividends                                                    (1,559)          (1,205)         (1,086)
Fair value adjustment from exchange
 of Series B Preferred Stock (Note 1)                                (66)               -               -
                                                                 -------          -------         -------
  Balance at end of year                                          17,688           15,174          11,071
                                                                 -------          -------         -------

Total stockholders' equity                                       $24,547          $21,659         $15,574
                                                                 =======          =======         =======

                                                                                           Series A         Series B
                                                         Common          Class B          Preferred        Preferred
SHARES OF CAPITAL STOCK                                  Stock            Stock             Stock            Stock
                                                         ------          -------          ---------        ---------
Issued at December 31, 1992                                454              35              0.046            0.023

Additions
  1993                                                      10               0                  0                0
  1994 - Stock split in form of a 100% stock
          dividend                                         469              36                  -                -
       - Employee benefit plans and other                   19               -                  -                -
  1995 - Conversion of Series A Preferred Stock            115               -             (0.035)               -
       - Employee benefit plans and other                   22               -                  -                -
       - Exchange of Series B Preferred Stock (Note 10)      -               -                  -           (0.013)
                                                         -----             ---              -----            -----
    Net additions                                          635              36             (0.035)          (0.013)
                                                         -----             ---              -----            -----
Issued at December 31, 1995                              1,089              71              0.011            0.010
                                                         =====             ===              =====            =====

Authorized at December 31, 1995                          3,000             265                -- In total: 30 --

- - - - -
*The balances at the beginning and end of each period were less than $1 million.

The accompanying notes are part of the financial statements.

                      Ford Motor Company and Subsidiaries

                         Notes to Financial Statements


NOTE 1.  Accounting Policies
----------------------------

Principles of Consolidation
---------------------------
The consolidated financial statements include all significant majority owned subsidiaries and reflect the operating results, assets, liabilities and cash flows for two business segments:
Automotive and Financial Services. The assets and liabilities of the Automotive segment are classified as current or noncurrent, and those of the Financial Services segment are unclassified. Affiliates that are 20% to 50% owned, principally Mazda Motor Corporation and AutoAlliance International Inc., and subsidiaries where control is expected to be temporary, principally investments in certain dealerships, are generally accounted for on an equity basis. For purposes of Notes to Financial Statements, "Ford" or "the company" means Ford Motor Company and its majority owned consolidated subsidiaries unless the context requires otherwise.

Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions. Certain amounts for prior periods have been reclassified to conform with 1995 presentations.

Nature of Operations
--------------------

The company operates in two principal business segments:
Automotive and Financial Services. The Automotive segment consists of the design, manufacture, assembly and sale of cars, trucks and related parts and accessories. The Financial Services segment consists primarily of financing operations, insurance operations, and vehicle and equipment leasing operations.

Intersegment transactions represent principally transactions occurring in the ordinary course of business, borrowings and related transactions between entities in the Financial Services and Automotive segments, and interest and other support under special vehicle financing programs. These arrangements are reflected in the respective business segments.

Revenue Recognition - Automotive
--------------------------------

Sales are recorded by the company when products are shipped to
dealers, except as described below.   Estimated costs for
approved sales incentive programs normally are recognized as sales reductions at the time of revenue recognition. Estimated costs for sales incentive programs approved subsequent to the time that related sales were recorded are recognized when the programs are approved.

Beginning December 1, 1995, sales through dealers to certain daily rental companies where the daily rental company has an option to require the company to repurchase vehicles, subject to certain conditions, are recognized over the period of daily rental service in a manner similar to lease accounting. This change in accounting principle was made as a result of the consensus reached on November 15, 1995 by the Emerging Issues Task Force of the Financial Accounting Standards Board on Issue 95-1 concerning the timing of revenue recognition when a manufacturer conditionally guarantees the resale value of a product or agrees to repurchase the product at a fixed price. The company elected to recognize this change in accounting principle on a prospective basis. The effect on the company's 1995 consolidated results of operations was not material, nor is it expected to have a material effect in future years. Implementation of this change will not affect the company's cash flow. Previously, the company recognized revenue for these vehicles when shipped.

----------------------------

Revenue Recognition - Financial Services
----------------------------------------

Revenue from finance receivables is recognized over the term of the receivable using the interest method. Certain loan origination costs are deferred and amortized over the term of the related receivable as a reduction in financing revenue. Revenue from operating leases is recognized as scheduled payments become due. Agreements between Automotive operations and certain Financial Services operations provide for interest supplements and other support costs to be paid by Automotive operations on certain financing and leasing transactions. Financial Services operations recognize this revenue in income over the period that the related receivables and leases are outstanding; the estimated costs of interest supplements and other support costs are recorded as sales incentives by Automotive operations.

Other Costs
-----------

Advertising and sales promotion costs are expensed as incurred.
Advertising costs were $2,024 million in 1995, $1,823 million in 1994 and $1,610 million in 1993.

Estimated costs related to product warranty are accrued at the time of sale.

Research and development costs are expensed as incurred and were $6,509 million in 1995, $5,811 million in 1994, and $5,618 million in 1993.

Income Per Share of Common and Class B Stock
--------------------------------------------

Income per share of Common and Class B Stock is calculated by dividing the income attributable to Common and Class B Stock by the average number of shares of Common Stock and Class B Stock outstanding during the applicable period.

The company has outstanding securities, primarily Series A Preferred Stock, that could be converted to Common Stock. Other obligations, such as stock options, are considered to be common stock equivalents. The calculation of income per share of Common and Class B Stock assuming full dilution takes into account the effect of these convertible securities and common stock equivalents when the effect is material and dilutive.

Income attributable to Common and Class B Stock was as follows
(in millions):

                                               1995        1994       1993
                                              ------      ------     -------
           Net income                        $4,139      $5,308      $2,529
           Less:
           Preferred stock dividend
            requirements                        234         287        288
           Fair value adjustment from
            exchange of Series B
            Preferred Stock*                     66           -          -
                                             ------      ------      -----
              Income attributable to
               Common and Class B Stock      $3,839      $5,021     $2,241
                                             ======      ======     ======

           - - - - -
           * Represents a one-time reduction of $0.06 per share of Common and Class B Stock related to the exchange of Series B Preferred Stock for company-obligated mandatorily redeemable preferred securities of a subsidiary trust; this adjustment equals the excess of the fair value of company-obligated mandatorily redeemable preferred securities at the date of issuance over the carrying amount of exchanged Series B Preferred Stock

----------------------------

Derivative Financial Instruments
--------------------------------

The company and many of its subsidiaries have entered into agreements to manage certain exposures to fluctuations in foreign exchange and interest rates. All derivative financial instruments are classified as "held for purposes other than trading;" company policy specifically prohibits the use of derivatives for speculative purposes.

Ford has operations in many countries outside the U.S., and purchases and sales of finished vehicles and production parts, debt and other payables, subsidiary dividends, and investments in subsidiaries are frequently denominated in foreign currencies. Agreements to manage foreign exchange exposures include foreign currency forward contracts, currency swaps and, to a lesser extent, foreign currency options. Gains and losses on the various agreements are recognized in income during the period of the related transactions, included in the bases of the related transactions, or, in the case of hedges of net investments in foreign subsidiaries, recognized as an adjustment to the foreign currency translation component of stockholders' equity.

Financial Services operations issue debt and other payables for which the maturity and interest rate structure differs from the invested assets to ensure continued access to capital markets and to minimize overall borrowing costs. Agreements to manage interest rate exposures include primarily interest rate swap agreements. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense in the period.

Foreign Currency Translation
-----------------------------

Revenues, costs and expenses of foreign subsidiaries are translated to U.S. dollars at average-period exchange rates. The effect of changes in foreign exchange rates on revenues and costs was generally unfavorable in 1995, 1994 and 1993.

Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end-of-period exchange rates. The effects of this translation for most foreign subsidiaries and certain other foreign currency transactions are reported in a separate component of stockholders' equity. Translation gains and losses for foreign subsidiaries that are located in highly inflationary countries or conduct a major portion of their business with the company's U.S. operations are included in income. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the subsidiary involved.

The effect of changes in foreign exchange rates on assets and liabilities, as described above, increased net income by $13 million in 1995, $376 million in 1994, and $419 million in 1993. These amounts included net transaction and translation gains before taxes of $37 million in 1995, $574 million in 1994 and $988 million in 1993. These gains were offset by higher costs of sales that resulted from the use of historical exchange rates for inventories sold during the period in countries with high inflation rates.

Impairment of Long-Lived Assets and Certain Identifiable
Intangibles
--------------------------------------------------------

The company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill to the amortization recorded for the operations to which the goodwill relates. The company also considers projected future operating results, trends and other circumstances in making such estimates and evaluations.

Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued in March 1995.
SFAS 121 requires that, effective January 1, 1996, long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. It also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The effect of adopting SFAS 121 is not expected to be material.

----------------------------

Goodwill
--------

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is amortized using the straight-line method principally over 40 years. Total goodwill included in Automotive and Financial Services other assets at December 31, 1995 was $2.3 billion and $3.2 billion, respectively.

Company-Obligated Mandatorily Redeemable Preferred Securities of
a Subsidiary Trust
----------------------------------------------------------------

On December 21, 1995, Ford Motor Company Capital Trust I (the "Trust") issued $632 million of its 9% Trust Originated Preferred Securities (the "Preferred Securities") in a one-for-one exchange for 25,273,537 shares of the company's outstanding Series B Depositary Shares ("Depositary Shares"), each representing 1/2,000 of a share of Series B Preferred Stock of Ford. Concurrent with the issuance of the Preferred Securities in exchange for Depositary Shares and the related purchase by Ford of the Trust's common securities (the "Common Securities"), the company issued to the Trust $651 million aggregate principal amount of its 9% Junior Subordinated Debentures due December 2025 (the "Debentures"). The sole assets of the Trust are and will be the Debentures. The interest and other payment dates on the Debentures correspond to the distribution and other payment dates on the Preferred Securities and Common Securities. The Debentures are redeemable, in whole or in part, at the company's option on or after December 1, 2002, at a redemption price of $25 per Debenture plus accrued and unpaid interest. If the company redeems the Debentures, or upon maturity of the Debentures, the Trust is required to redeem the Preferred Securities and Common Securities at $25 per share plus accrued and unpaid distributions.

Ford guarantees to pay in full to the holders of the Preferred Securities all distributions and other payments on the Preferred Securities to the extent not paid by the Trust only if and to the extent that Ford has made a payment of interest or principal on the Debentures. This guarantee, when taken together with Ford's obligations under the Debentures and the Indenture relating thereto and its obligations under the Declaration of Trust of the Trust, including its obligation to pay certain costs and expenses of the Trust, constitutes a full and unconditional guarantee by Ford of the Trust's obligations under the Preferred Securities.

Preferred Stockholders' Equity in a Subsidiary Company
------------------------------------------------------

During Fourth Quarter 1995, Ford Holdings, Inc. ("Ford Holdings"), a subsidiary of Ford, merged with Ford Holdings Capital Corporation, a subsidiary of Ford Holdings, which resulted in the cancellation of the voting preferred stock of Ford Holdings in exchange for payment by Ford Holdings of the liquidation preference of the stock plus accrued and unpaid dividends. Ford Holdings funded the payment to the holders of the preferred stock primarily with bank loans.

NOTE 2.  Marketable and Other Securities
----------------------------------------

Trading securities are recorded at fair value with unrealized gains and losses included in income. Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from income and reported, net of tax, in a separate component of stockholders' equity. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The bases of cost used in determining realized gains and losses are specific identification for Automotive operations and first-in, first-out for Financial Services operations.

The fair value of most securities was estimated based on quoted market prices. For those securities for which there were no quoted market prices, the estimate of fair value was based on similar types of securities that are traded in the market.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

Automotive
----------

Investments in securities at December 31, 1995 were as follows (in millions):

                                                          Gross          Gross                 Memo:
                                           Amortized    Unrealized     Unrealized    Fair      Book
                                             Cost         Gains          Losses      Value     Value
                                           ---------    ----------     ----------    -----     -----
Trading securities                          $6,646        $12              $2        $6,656    $6,656
                                            ======        ===              ==        ======    ======

Investments in securities at December 31, 1994 were as follows (in millions):

                                                            Gross        Gross                Memo:
                                              Amortized  Unrealized   Unrealized     Fair     Book
                                                Cost        Gains        Losses     Value     Value
                                              ---------  ----------   ----------    ------    ------
Trading securities                            $7,382         $3          $56       $7,329     $7,329

Available-for-sale securities
-----------------------------
Debt securities issued by foreign governments     23          0            0           23         23
Corporate securities                             231          0            1          230        230
                                              ------         --          ---       -------    ------
  Total available-for-sale securities            254          0            1          253        253

Held-to-maturity securities
---------------------------
Corporate securities                             20           0            0           20         20
                                             ------          --          ---       ------     ------

  Total investments in securities            $7,656          $3          $57       $7,602     $7,602
                                             ======          ==          ===       ======     ======

All debt securities classified as available-for-sale or held-to-maturity had contractual maturities of one year or less.

Included in stockholders' equity at December 31, 1995 and 1994 was $146 million and $188 million, respectively, which represented principally the company's equity interest in the unrealized gains on securities owned by certain unconsolidated subsidiaries.

----------------------------------------

Financial Services
------------------

Investments in securities at December 31, 1995 were as follows (in millions):

                                                           Gross        Gross                Memo:
                                              Amortized  Unrealized   Unrealized   Fair      Book
                                                Cost       Gains        Losses     Value     Value
                                              --------- -----------   ---------    ------    ------

Trading securities                             $  477    $  1          $ 2         $  476    $  476

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                          574      20            0            594       594
Municipal securities                              102       3            2            103       103
Debt securities issued by foreign governments      38       1            0             39        39
Corporate securities                              579      12            9            582       582
Mortgage-backed securities                        336       4            1            339       339
Other debt securities                              13       0            0             13        13
Equity securities                                 300      58            0            358       358
                                               ------     ---          ---         ------    ------
  Total available-for-sale securities           1,942      98           12          2,028     2,028

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                           8        1            0              9         8
Municipal securities                           1,132       60            7          1,185     1,132
Corporate securities                             585       15            2            598       585
                                              ------      ---          ---         ------    ------
  Total held-to-maturity securities            1,725       76            9          1,792     1,725

  Total investments in securities with
   readily determinable fair value             4,144     $175          $23         $4,296     4,229
                                                         ====         ====         ======

Equity securities not practicable to
 fair value                                      324                                            324
                                               -----                                         ------

    Total investments in securities           $4,468                                         $4,553
                                              ======                                         ======

Investments in securities at December 31, 1994 were as follows (in millions):

                                                            Gross         Gross               Memo:
                                              Amortized   Unrealized    Unrealized   Fair     Book
                                                Cost        Gains         Losses     Value    Value
                                              --------    ----------    ----------   -----    -------
Trading securities                            $  715         $ 6           $ 10     $  711     $  711

Available-for-sale securities
-----------------------------
Debt securities issued by the U.S.
 government and agencies                         692           1            38         655        655
Municipal securities                             155           1            11         145        145
Debt securities issued by foreign governments    106           0            10          96         96
Corporate securities                           1,929           3           152       1,780      1,780
Mortgage-backed securities                       871           0            62         809        809
Other debt securities                             22           0             0          22         22
Equity securities                                172          34             6         200        200
                                              ------         ---          ----      ------     ------

  Total available-for-sale securities          3,947          39           279       3,707      3,707

Held-to-maturity securities
---------------------------
Debt securities issued by the U.S.
 government and agencies                          10           0             0          10         10
Municipal securities                             783           0            12         771        783
Corporate securities                             570           4            27         547        570
                                              ------         ---          ----      ------     ------
  Total held-to-maturity securities            1,363           4            39       1,328      1,363

  Total investments in securities with
   readily determinable fair value             6,025         $49          $328      $5,746      5,781
                                                             ===          ====      ======

Equity securities not practicable to
 fair value                                     324                                               324
                                             ------                                            ------

    Total investments in securities          $6,349                                                                $6,105
                                             ======                                            ======

----------------------------------------

Financial Services (Cont'd)
------------------

The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31, 1995, by contractual maturity, were as follows (in millions):

                                                 Available-for-sale       Held-to-maturity
                                                ---------------------  ----------------------
                                                Amortized                Amortized
                                                  Cost     Fair Value     Cost     Fair Value
                                                ---------  ----------  ----------  ----------
     Due in one year or less                    $  173     $  173      $   50      $   47
     Due after one year through five years         522        534         281         285
     Due after five years through ten years        449        454       1,317       1,381
     Due after ten years                           283        293          77          79
     Mortgage-backed securities                    215        216           -           -
     Equity securities                             300        358           -           -
                                                ------     ------      ------      ------
       Total                                    $1,942     $2,028      $1,725      $1,792
                                                ======     ======      ======      ======

The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31, 1994, by contractual maturity, were as follows (in millions):


                                                 Available-for-sale       Held-to-maturity
                                              -----------------------  ----------------------
                                              Amortized                Amortized
                                                Cost     Fair Value      Cost     Fair Value
                                              ---------  ------------  ---------  -----------
     Due in one year or less                  $  113     $  112      $   59      $   58
     Due after one year through five years       755        728         184         184
     Due after five years through ten years      637        596         782         768
     Due after ten years                       1,399      1,262         338         318
     Mortgage-backed securities                  871        809           -           -
     Equity securities                           172        200           -           -
                                              ------     ------      ------      ------
       Total                                  $3,947     $3,707      $1,363      $1,328
                                              ======     ======      ======      ======

Proceeds from sales of available-for-sale securities were $2.4 billion in 1995 and $9.1 billion in 1994; gross gains of $39 million and gross losses of $18 million were realized on those sales in 1995, and gross gains of $24 million and gross losses of $56 million were realized on those sales in 1994. Stockholders' equity included, net of tax, a net unrealized gain of $56 million at December 31, 1995 and a net unrealized loss of $155 million at December 31, 1994. Proceeds from sales of investments in debt securities were $11.2 billion in 1993; gross gains of $113 million and gross losses of $20 million were realized on those sales.

NOTE 3.  Receivables - Financial Services
-----------------------------------------

Included in net receivables and lease investments at December 31 were net finance receivables, investments in direct financing leases and investments in operating leases. The investments in direct financing and operating leases relate to the leasing of vehicles, various types of transportation and other equipment, and facilities.

Net finance receivables at December 31 were as follows (in millions):

                                                      1995          1994
                                                    --------      --------
            Automotive                              $ 98,162      $ 87,858
            Real estate, mainly residential           17,577        15,560
            Other                                      7,732         6,237
                                                    --------      --------
              Total finance receivables              123,471       109,655
            Loan origination costs                       268           194
            Unearned income                          (11,045)       (9,656)
            Allowance for credit losses               (1,947)       (1,762)
            Unearned insurance premiums and
             unpaid insurance claims related
             to finance receivables                       (2)          (90)
                                                    --------      --------
                Net finance receivables             $110,745      $ 98,341
                                                    ========      ========

            Fair value                              $112,798      $ 99,518


Included in finance receivables at December 31, 1995 and 1994 were a total of $1.3 billion owed by three customers with the largest receivable balances. Other finance receivables consisted primarily of commercial and consumer loans, collateralized loans, credit card receivables, general corporate obligations and accrued interest. Also included in other finance receivables at December 31, 1995 and 1994 were $3.5 billion and $3.4 billion, respectively, of accounts receivable purchased by certain Financial Services operations from Automotive operations.

Contractual maturities of automotive and other finance receivables are as follows (in millions): 1996 - $53,718;
1997 - $20,569; 1998 - $14,160; thereafter - $17,447.
Experience indicates that a substantial portion of the portfolio generally is repaid before the contractual maturity dates.

The fair value of most receivables was estimated by discounting future cash flows using an estimated discount rate that reflected the credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book value approximated fair value.

Sales of finance receivables increased net income by $69 million in 1995, $15 million in 1994 and $60 million in 1993.

Investments in direct financing leases at December 31 were as follows (in millions):

                                                         1995           1994
                                                       -------       --------
       Minimum lease rentals                           $ 9,385        $ 8,321
       Estimated residual values                         3,960          3,715
       Lease origination costs                              81             70
       Unearned income                                  (2,439)        (2,299)
       Allowance for credit losses                        (155)          (185)
                                                       -------        -------
         Net investments in direct financing leases    $10,832        $ 9,622
                                                       =======        =======

Minimum direct financing lease rentals (including executory costs of $31 million) are contractually due as follows (in millions):
1996 - $3,093; 1997 - $2,346; 1998 - $1,489; 1999 - $893; thereafter - $1,595.

-----------------------------------------

Investments in operating leases at December 31 were as follows (in millions):

                                                        1995           1994
                                                       -------        -------
       Vehicles and other equipment, at cost            $34,855        $28,050
       Lease origination costs                               50             38
       Accumulated depreciation                          (6,499)        (5,425)
       Allowance for credit losses                         (289)          (270)
                                                        -------        -------
           Net investments in operating leases          $28,117        $22,393
                                                        =======        =======

Minimum rentals on operating leases are contractually due as follows (in millions): 1996 - $6,364; 1997 - $2,694; 1998 -
$431; 1999 - $131; thereafter - $222.

Depreciation expense for assets subject to operating leases is provided primarily on the straight-line method over the term of the lease in amounts necessary to reduce the carrying amount of the asset to its estimated residual value. Gains and losses upon disposal of the asset also are included in depreciation expense. Depreciation expense was as follows (in millions): 1995 - $5,508; 1994 - $4,231; 1993 - $2,984.

Allowances for credit losses are estimated and established as required based on historical experience. Other factors that affect collectibility also are evaluated, and additional amounts may be provided. Finance receivables and lease investments are charged to the allowances for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowances for credit losses.

Changes in the allowances for credit losses were as follows (in millions):

                                                1995       1994        1993
                                               -------    ------      ------
          Beginning balance                    $ 2,217    $2,352      $2,257
          Additions                              1,327       988       1,019
          Net losses                           (1,120)      (826)       (903)
          Other changes                           (33)      (297)        (21)
                                              -------     ------      ------
            Ending balance                    $ 2,391     $2,217      $2,352
                                              =======     ======      ======

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," was issued in May 1993 and amended in October 1994 by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." The Standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. The company adopted these standards as of January 1, 1995, and the effect was not material.


NOTE 4.  Inventories - Automotive
---------------------------------

Inventories at December 31 were as follows (in millions):

                                                               1995       1994
                                                              ------     ------
           Raw materials, work in process and supplies        $3,717     $3,192
           Finished products                                   3,445      3,295
                                                              ------     ------
              Total inventories                               $7,162     $6,487
                                                              ======     ======

           U.S. inventories                                   $2,662     $2,917

Inventories are stated at the lower of cost or market. The cost of most U.S. inventories is determined by the last-in, first-out ("LIFO") method. The cost of the remaining inventories is determined primarily by the first-in, first-out ("FIFO") method.

If the FIFO method had been used instead of the LIFO method, inventories would have been higher by $1,406 million and $1,383 million at December 31, 1995 and 1994, respectively.

NOTE 5.  Net Property, Depreciation and Amortization - Automotive
-----------------------------------------------------------------

Net property at December 31 was as follows (in millions):

                                                         1995         1994
                                                       --------     --------
            Land                                       $    381     $    359
            Buildings and land improvements               7,539        6,939
            Machinery, equipment and other               38,954       33,551
            Construction in progress                      1,609        1,685
                                                       --------     --------
              Total land, plant and equipment            48,483       42,534
            Accumulated depreciation                    (25,313)     (22,738)
                                                       --------     --------
              Net land, plant and equipment              23,170       19,796
            Unamortized special tools                     8,103        7,252
                                                       --------     --------
              Net property                             $ 31,273     $ 27,048
                                                       ========     ========

Property, equipment and special tools are stated at cost, less accumulated depreciation and amortization. Property and equipment placed in service before January 1, 1993 are depreciated using an accelerated method that results in accumulated depreciation of approximately two-thirds of asset cost during the first half of the estimated useful life of the asset. Property and equipment placed in service after December 31, 1992 are depreciated using the straight-line method of depreciation over the estimated useful life of the asset. On average, buildings and land improvements are depreciated based on a 30-year life; machinery and equipment are depreciated based on a 14-year life. Special tools are amortized using an accelerated method over periods of time representing the estimated productive life of those tools.

Depreciation and amortization expenses were as follows (in millions):

                               1995         1994         1993
                              ------       ------       ------
     Depreciation             $2,454       $2,297       $2,392
     Amortization              2,765        2,129        2,012
                              ------       ------       ------
          Total               $5,219       $4,426       $4,404
                              ======       ======       ======

When property and equipment are retired, the general policy is to charge the cost of those assets, reduced by net salvage proceeds, to accumulated depreciation. Maintenance, repairs, and rearrangement costs are expensed as incurred and were $2,529 million in 1995, $2,377 million in 1994, and $1,934 million in 1993. Expenditures that increase the value or productive capacity of assets are capitalized. Preproduction costs related to new facilities are expensed as incurred.


NOTE 6.  Income Taxes
---------------------

Income/(loss) before income taxes for U.S. and foreign operations, excluding equity in net (loss)/income of affiliated companies, was as follows (in millions):

                                           1995       1994        1993
                                          ------     ------      ------
               U.S.                       $5,521     $6,944      $4,152
               Foreign                     1,338      1,574        (276)
                                          ------     ------      ------
                 Total income
                  before income taxes     $6,859     $8,518      $3,876
                                          ======     ======      ======

The provision for income taxes was estimated as follows (in millions):

                                              1995       1994        1993
                                             ------     ------      ------
           Currently payable
             U.S. federal                    $  971     $1,640      $1,259
             Foreign                            578        690         169
             State and local                     17        165         123
                                             ------     ------      ------
               Total currently payable        1,566      2,495       1,551
           Deferred tax liability/(benefit)
             U.S. federal                       731        827        (161)
             Foreign                            (10)       (71)       (106)
             State and local                     92         78          66
                                             ------     ------      ------
               Total deferred                   813        834        (201)
                                             ------     ------      ------
           Total provision                   $2,379     $3,329      $1,350
                                             ======     ======      ======

---------------------

The provision includes estimated taxes payable on that portion of retained earnings of subsidiaries expected to be received by the company. No provision was made with respect to $2.6 billion of retained earnings at December 31, 1995 that have been invested by foreign subsidiaries. It is not practicable to estimate the amount of unrecognized deferred tax liability for the undistributed foreign earnings.

A reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate is shown below (in millions):

                                                         1995       1994         1993
                                                        -------    -------     -------
       Tax provision at U.S. statutory rate of 35%       $2,400     $2,981      $1,357

       Effect of:
         Foreign taxes over U.S. tax rate                   100         68         219
         State and local income taxes                        71        158         118
         Rate adjustments on U.S. and foreign
          deferred taxes                                      -          -        (199)
         Income not subject to tax or subject to
          tax at reduced rates                              (47)       (62)        (70)
         Other                                             (145)       184         (75)
                                                         ------     ------      ------
           Provision for income taxes                    $2,379     $3,329      $1,350
                                                         ======     ======      ======

       Effective tax rate                                  34.7%      39.1%       34.8%

Deferred income taxes reflect the estimated tax effect of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations and net operating losses of subsidiaries. The components of deferred income tax assets and liabilities at December 31 were as follows (in millions):

                                                        1995           1994
                                                      --------       --------
       Deferred tax assets
       -------------------
       Employee benefit plans                         $ 6,672         $ 5,951
       Dealer and customer allowances and claims        3,750           3,375
       Allowance for credit losses                        921             821
       Net operating loss carryforwards                   844           1,152
       Alternative minimum tax                            440             318
       Depreciation and amortization
        (excludes leasing transactions)                     -              39
       All other                                        1,711           1,466
       Valuation allowances                              (158)           (159)
                                                      -------         -------
          Total deferred tax assets                    14,180          12,963

       Deferred tax liabilities
       ------------------------
       Leasing transactions                             4,933           3,935
       Depreciation and amortization
        (excludes leasing transactions)                 3,626           2,804
       Employee benefit plans                           1,486           1,443
       All other                                        1,920           1,604
                                                      -------         -------
          Total deferred tax liabilities               11,965           9,786
                                                      -------         -------

            Net deferred tax assets                   $ 2,215         $ 3,177
                                                      =======         =======

Foreign net operating loss carryforwards for tax purposes were $2.4 billion at December 31, 1995. A substantial portion of these losses has an indefinite carryforward period; the remaining losses have expiration dates beginning in 1996. For financial statement purposes, the tax benefit of operating losses is recognized as a deferred tax asset, subject to appropriate valuation allowances. The company evaluates the tax benefits of operating loss carryforwards on an ongoing basis. Such evaluations include a review of historical and consideration of projected future operating results, the eligible carryforward period and other circumstances.

NOTE 7.  Liabilities - Automotive
---------------------------------

Current Liabilities
-------------------

Included in accrued liabilities at December 31 were the following
(in millions):

                                                              1995         1994
                                                            --------     -------
       Dealer and customer allowances and claims             $ 7,824     $ 7,115
       Employee benefit plans                                  2,225       2,130
       Salaries, wages, and employer taxes                       843         598
       Postretirement benefits other than pensions               782         688
       Other                                                   1,718       1,412
                                                             -------      ------
           Total accrued liabilities                         $13,392     $11,943
                                                             =======     =======

Noncurrent Liabilities
----------------------

Included in other liabilities at December 31 were the following (in millions):

                                                              1995         1994
                                                             -------     --------
       Postretirement benefits other than pensions           $14,533      $14,025
       Dealer and customer allowances and claims               5,514        6,044
       Employee benefit plans                                  2,657        2,232
       Unfunded pension obligation                               627          362
       Minority interests in net assets of subsidiaries          121          118
       Other                                                   2,225        2,139
                                                             -------      -------
           Total other liabilities                           $25,677      $24,920
                                                             =======      =======


NOTE 8.  Employee Retirement Benefits
-------------------------------------

Employee Retirement Plans
-------------------------

The company has two principal retirement plans in the U.S. The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other employees of the company and several finance subsidiaries in the U.S. The hourly plan provides noncontributory benefits related to employee service. The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service. Other U.S. and non-U.S. subsidiaries have separate plans that generally provide similar types of benefits covering their employees. The company and its subsidiaries also have defined benefit plans applicable to certain executives which are not funded.

The company's policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulations and union agreements. Plan assets consist principally of investments in stocks, government and other fixed income securities and real estate. The various plans generally are funded, except in Germany, where this has not been the custom, and as noted above; in those cases, an unfunded liability is recorded.

The company's pension expense, including Financial Services, was as follows (in millions):

                                       1995                     1994                     1993
                             ----------------------   ------------------------  ------------------------
                                           Non-                       Non-                      Non-
                             U.S. Plans  U.S. Plans   U.S. Plans   U.S. Plans   U.S. Plans    U.S. Plans
                             ----------  ----------   ----------   ----------   ----------    ----------
Benefits attributed to
 employees' service         $   435     $   208      $   526        $ 236     $   419       $   181
Interest on projected
 benefit obligation           1,776         785        1,639          677       1,517           667
Return on assets:
 Actual (gain)/loss          (5,696)     (1,201)         (74)         137      (2,264)       (1,370)
 Deferred gain/(loss)         3,565         435       (1,928)        (759)        389           677
                            -------     -------      -------        -----     -------       -------
   Recognized (gain)         (2,131)       (766)      (2,002)        (622)     (1,875)         (693)
Net amortization and other      408         234          452          151         259           169
                            -------     -------      -------        -----     -------       -------
   Net pension expense      $   488     $   461      $   615        $ 442     $   320       $   324
                            =======     =======      =======        =====     =======       =======

Discount rate for expense      8.25%        8.3%         7.0%         7.2%        8.0%          8.6%

Assumed long-term rate
 of return on assets           9.0 %        9.0%         9.0%         9.0%        9.5%          9.5%

-------------------------------------

Pension expense in 1995 decreased for U.S. plans primarily as a result of higher discount rates, and increased for non-U.S. plans primarily as a result of benefit improvements and unfavorable exchange rates. Pension expense increased in 1994 as a result of lower discount rates for both U.S. and non-U.S. plans. In addition, amendments made in September 1993 to the Ford-UAW Retirement Plan and the General Retirement Plan provided benefit improvements that increased U.S. expense in 1995 and 1994.

The status of these plans at December 31 was as follows (in millions):


                                                      1995                            1994
                                         ------------------------------  -------------------------------
                                         Assets in   Accum.              Assets in    Accum.
                                         Excess of  Benefits             Excess of    Benefits
                                          Accum.    in Excess  Total      Accum.      in Excess   Total
                                         Benefits   of Assets  Plans     Benefits     of Assets   Plans
                                         ---------  --------- --------   ---------    ---------  -------
U.S. Plans
----------
 Plan assets at fair value               $27,921    $   154   $28,075    $23,264       $   132   $23,396

 Actuarial present value of:
  Vested benefits                        $20,641    $   516   $21,157    $17,217       $   404   $17,621
  Accumulated benefits                    23,980        568    24,548     20,256           453    20,709
  Projected benefits                      25,607        670    26,277     21,404           541    21,945
 Plan assets in excess of/(less than)
  projected benefits                     $ 2,314    $  (516)  $ 1,798    $ 1,860       $  (409)  $ 1,451
 Unamortized (net asset)/net
  transition obligation a/                  (142)        10      (132)      (164)           12      (152)
 Unamortized prior service cost b/         1,808         60     1,868      2,134            86     2,220
 Unamortized net (gains)/losses c/          (758)       144      (614)      (717)           56      (661)
                                         -------    -------   -------    -------       -------   -------
   Prepaid pension asset/(liability)       3,222       (302)    2,920      3,113          (255)    2,858
 Adjustment required to recognize
  minimum liability d/                         -       (114)     (114)         -           (77)      (77)
                                         -------    -------   -------    -------        -------  -------
 Prepaid pension asset/(liability)
    recognized in the balance sheet      $ 3,222    $  (416)  $ 2,806    $ 3,113       $  (332)  $ 2,781
                                         =======    =======   =======    =======       =======   =======

 Plan assets in excess of/(less than)
  accumulated benefits                   $ 3,941    $  (414)  $ 3,527    $ 3,008       $  (321)  $ 2,687

 Assumptions:
  Discount rate at year-end                                       7.0%                              8.25%
  Average rate of increase in compensation                        5.5%                              5.5 %

Non-U.S. Plans
--------------
 Plan assets at fair value               $ 8,447    $   938   $ 9,385    $ 7,018       $   950   $ 7,968

 Actuarial present value of:
  Vested benefits                        $ 6,468    $ 3,478   $ 9,946    $ 5,318       $ 2,895   $ 8,213
  Accumulated benefits                     6,556      3,506    10,062      5,419         3,053     8,472
  Projected benefits                       7,751      3,654    11,405      6,321         3,240     9,561
 Plan assets in excess of/(less than)
  projected benefits                     $   696    $(2,716)  $(2,020)   $   697       $(2,290)  $(1,593)
 Unamortized net transition obligation a/     63        230       293         32           241       273
 Unamortized prior service cost b/           330        170       500        227           248       475
 Unamortized net (gains)/losses c/          (184)       255        71        (81)          (25)     (106)
                                         -------    -------   -------    -------       -------   -------
   Prepaid pension asset/(liability)         905     (2,061)   (1,156)       875        (1,826)     (951)
 Adjustment required to recognize
  minimum liability d/                         -       (517)     (517)         -          (284)     (284)
                                          -------    -------   -------    -------      -------   -------
   Prepaid pension asset/(liability)
    recognized in the balance sheet      $   905    $(2,578)  $(1,673)   $   875       $(2,110)   $(1,235)
                                         =======    =======   =======    =======       =======    =======

 Plan assets in excess of/(less than)
  accumulated benefits                   $ 1,891    $(2,568)  $  (677)   $ 1,599       $(2,103)  $  (504)

 Assumptions:
  Discount rate at year-end                                       7.6%                               8.3%
  Average rate of increase in compensation                        5.1%                               5.2%
- - - - -

a/ The balance of the initial difference between assets and obligation deferred for recognition over a 15-year period.
b/ The prior service effect of plan amendments deferred for recognition over remaining service.
c/ The deferred gain or loss resulting from investments, other experience and changes in assumptions.
d/ An adjustment to reflect the unfunded accumulated benefit obligation in the balance sheet for plans whose benefits exceed the assets -- at year-end 1995, the unfunded liability in excess of $448 million is recorded net of deferred taxes as a $108 million reduction in stockholders' equity, and at year-end 1994, the unfunded liability was offset by an intangible asset.

-------------------------------------

Postretirement Health Care and Life Insurance Benefits
------------------------------------------------------

The company and certain of its subsidiaries sponsor unfunded plans to provide selected health care and life insurance benefits for retired employees. The company's U.S. and Canadian employees may become eligible for these benefits if they retire while working for the company; however, benefits and eligibility rules may be modified from time to time. The estimated cost for postretirement health care benefits is accrued over periods of employee service on an actuarially determined basis.

Net postretirement benefit expense, including Financial Services, was as follows (in millions):

                                                          1995          1994           1993
                                                         -------       -------       -------
       Benefits attributed to employees' service          $  223        $  263        $  240
       Interest on accumulated benefit obligation          1,160         1,088         1,207
        Net amortization                                     (68)          (32)            -
                                                          ------        ------        ------
         Net postretirement benefit expense               $1,315        $1,319        $1,447
                                                          ======        ======        ======

       Retiree benefit payments                           $  698        $  639        $  654

The status of these plans at December 31 was as follows (in millions):

                                                               1995          1994
                                                             -------       -------
       Accumulated postretirement benefit obligation:
         Retirees                                            $ 8,413       $ 6,720
         Active employees eligible to retire                   3,014         2,282
         Other active employees                                5,717         4,266
                                                             -------       -------
           Total accumulated obligation                       17,144        13,268
       Unamortized prior service cost a/                         270           321
       Unamortized net (losses)/gains b/                      (1,756)        1,440
                                                             -------       -------
         Accrued liability                                   $15,658       $15,029
                                                             =======       =======

       Assumptions:
         Discount rate                                           7.25%         8.75%
         Present health care cost trend rate                     9.5 %         5.9 %
         Ultimate trend rate in ten years                        5.5 %         5.5 %
         Weighted-average trend rate                             6.6 %         6.6 %

- - - - -
a/ The prior service effect of plan amendments deferred for recognition over remaining service to retirement eligibility.
b/ The deferred gain or loss resulting from experience and changes in assumptions deferred for recognition over remaining service to retirement.

Changing the assumed health care cost trend rates by one percentage point is estimated to change the aggregate service and interest cost components of net postretirement benefit expense for 1995 by about $245 million and the accumulated postretirement benefit obligation at December 31, 1995 by about $2 billion. Health care trend rates, together with other assumptions, are subject to review annually in the first quarter. Based on estimates of recent experience and the general health care cost trend outlook, it is expected that these rates will be lowered.

NOTE 9.  Debt
-------------

The fair value of debt was estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

Automotive
----------

Debt at December 31 was as follows (in millions):

                                                        Weighted Average
                                                          Interest Rate*           Book Value
                                                        -------------------  -------------------
                                             Maturity     1995       1994      1995       1994
                                             ---------  --------   --------  --------  ---------
     Debt payable within one year
     ----------------------------
     Short-term debt                                    6.6%       10.0%     $  872     $  112
     Long-term debt payable within one year                                     960         43
                                                                             ------     ------
       Total debt payable within one year                                     1,832        155

     Long-term debt                         1997-2043   9.2%        9.0%      5,475      7,103
                                                                             ------     ------

       Total debt                                                            $7,307     $7,258
                                                                             ======     ======

     Fair value                                                              $8,160     $7,492
- - - - -

     *Excludes the effect of interest rate swap agreements

Long-term debt at December 31, 1995 included maturities as follows (in millions): 1996 - $960 (included in current liabilities); 1997 - $580; 1998 - $351; 1999 - $53; 2000 -
$1,003; thereafter - $3,488.

Included in long-term debt at December 31, 1995 and 1994 were obligations of $5,031 million and $6,567 million, respectively, with fixed interest rates and $444 million and $536 million, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1995 and 1994 were $968 million and $994 million, respectively.

Agreements to manage exposures to fluctuations in interest rates, which include primarily interest rate swap agreements and futures contracts, did not materially change the overall weighted-average rate on long-term debt and effectively decreased the obligations subject to variable interest rates to $287 million at December 31, 1995 and $465 million at December 31, 1994.

Financial Services
------------------

Debt at December 31 was as follows (in millions):
                                                           Weighted Average
                                                            Interest Rate*         Book Value
                                                          -------------------  -------------------

                                               Maturity     1995       1994      1995      1994
                                               ---------  --------   --------  --------  ---------
     Debt payable within one year
     ----------------------------
     Unsecured short-term debt                                                 $   3,032  $  2,990
     Commercial paper                                                             56,002    51,008
     Other short-term debt                                                         1,927     2,301
                                                                               ---------  --------
       Total short-term debt                               5.7%       5.9%        60,961    56,299
     Long-term debt payable within one year                                       12,097     9,310
                                                                               ---------  --------
       Total debt payable within one year                                         73,058    65,609

     Long-term debt
     --------------
     Secured indebtedness                    1997-2005    7.7%       6.7%            89         98
     Unsecured senior indebtedness
       Notes and bank debt                   1997-2048    6.9%       7.1%        64,810     54,248
       Debentures                            1997-2010    7.4%       7.8%           591        560
       Unamortized (discount)                                                        (5)       (61)
                                                                               --------   --------
          Total unsecured senior indebtedness                                    65,396     54,747
     Unsecured subordinated indebtedness
       Notes                                 1997-2021    8.8%       9.2%         2,665      3,159
       Debentures                            1997-2009    8.1%       8.1%           141        141
       Unamortized (discount)                                                       (32)       (41)
                                                                               --------   --------
         Total unsecured subordinated
           indebtedness                                                           2,774      3,259
                                                                               --------   --------
           Total long-term debt                                                  68,259     58,104
                                                                               --------   --------
             Total debt                                                        $141,317   $123,713
                                                                               ========   ========

     Fair value                                                                $144,730   $122,252
- - - - -

     *Excludes the effect of interest rate swap agreements

-------------

Financial Services (Cont'd)
------------------

Information concerning short-term borrowings (excluding long-term debt payable within one year) is as follows (in millions):

                                                                    1995           1994           1993
                                                                   --------      --------      ---------
      Average amount of short-term borrowings                      $60,203       $50,106        $38,353
      Weighted-average short-term interest rates per annum
       (average year)                                                 6.0%          4.6%           3.8%
      Average remaining term of commercial paper
       at December 31                                             34 days       27 days         29 days

Long-term debt at December 31, 1995 included maturities as follows (in millions): 1996 - $12,097; 1997 - $14,326; 1998 - $13,696;
1999 - $11,485; 2000 - $12,306; thereafter - $16,446.

Included in long-term debt at December 31, 1995 and 1994 were obligations of $53.2 billion and $45.9 billion, respectively, with fixed interest rates and $15.1 billion and $12.2 billion, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1995 and 1994 were $21 billion and $12.2 billion, respectively. These obligations were issued primarily to fund foreign business operations.

Agreements to manage exposures to fluctuations in interest rates include primarily interest rate swap agreements. At December 31, 1995, these agreements did not change the overall weighted-average rate on long-term debt of 7% excluding these agreements, and effectively decreased the obligations subject to variable interest rates to $11.9 billion. At December 31, 1995, the weighted-average interest rate on short-term debt increased to 5.8%, compared with 5.7% excluding these agreements. At
December 31, 1994, these agreements decreased the overall weighted-average rate on long-term debt to 7.1%, compared with 7.2% excluding these agreements, and effectively decreased the obligations subject to variable rates to $7.2 billion. At December 31, 1994, the weighted-average interest rate on short-term debt decreased to 5.6%, compared with 5.9% excluding these agreements.

Support Facilities
------------------

At December 31, 1995, Ford had long-term contractually committed global credit agreements under which $8.4 billion is available from various banks at least through June 30, 2000. The entire $8.4 billion may be used, at Ford's option, by any affiliate of Ford; however, any borrowing by an affiliate will be guaranteed by Ford. In addition, Ford has the ability to transfer on a nonguaranteed basis the entire $8.4 billion in varying portions to Ford Credit and Ford Credit Europe. These facilities were unused at December 31, 1995.

At December 31, 1995, Financial Services had a total of $48.5 billion of contractually committed support facilities. Of these facilities, $23.8 billion (excluding the $8.4 billion of Ford credit facilities) are contractually committed global credit agreements under which $19.8 billion and $4 billion are available to Ford Credit and Ford Credit Europe, respectively, from various banks; 62% and 75%, respectively, of such facilities are available through June 30, 2000. The entire $19.8 billion may be used, at Ford Credit's option, by any subsidiary of Ford Credit, and the entire $4 billion may be used, at Ford Credit Europe's option, by any subsidiary of Ford Credit Europe. Any borrowings by such subsidiaries will be guaranteed by Ford Credit or Ford Credit
Europe, as the case may be. At December 31, 1995, none of the Ford Credit global facilities were in use; $742 million of the Ford Credit Europe global facilities were in use. Other than the global credit agreements, the remaining portion of the Financial Services support facilities at December 31, 1995 consisted of $22 billion of contractually committed support facilities available to various affiliates in the U.S. and $2.7 billion of contractually committed support facilities available to various affiliates outside the U.S.;
at December 31, 1995, about $1 billion of these facilities were in use.

NOTE 10.  Capital Stock
------------------------

At December 31, 1995, all general voting power was vested in the holders of Common Stock and the holders of Class B Stock, voting together without regard to class. At that date, the holders of Common Stock were entitled to one vote per share and, in the aggregate, had 60% of the general voting power; the holders of Class B Stock were entitled to such number of votes per share as would give them, in the aggregate, the remaining 40% of the general voting power, as provided in the company's Certificate of Incorporation.

The Certificate provides that all shares of Common Stock and Class B Stock share equally in dividends (other than dividends declared with respect to any outstanding Preferred Stock), except that any stock dividends are payable in shares of Common Stock to holders of that class and in Class B Stock to holders of that class. Upon liquidation, all shares of Common Stock and Class B Stock are entitled to share equally in the assets of the company available for distribution to the holders of such shares.

On April 14, 1994, the company's Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend on the company's Common Stock and Class B Stock effective June 6, 1994. Share data were restated to reflect the split, where appropriate.

Information concerning the Preferred Stock of the company is as follows:

                                            Series A                                 Series B
                              Cumulative Convertible Preferred Stock         Cumulative Preferred Stock
                              --------------------------------------   ---------------------------------------


Liquidation preference      $50 per Depositary Share                   $25 per Depositary Share
 and shares outstanding     $534 million and 10,681 shares             $508 million and 10,163 shares
 at December 31, 1995       outstanding (10,680,665 Depositary         outstanding (20,326,463 Depositary
                            Shares)                                    Shares)

Dividends                   $4.20 per year per Depositary Share       $2.0625 per year per Depositary Share

Conversion                  Shares can be converted at any time       None
                            into shares of Common Stock of the
                            company at a rate equivalent to
                            3.2654 shares of Common Stock for
                            each Depositary Share (equivalent to
                            a conversion price of $15.3121 per
                            share of Common Stock)

Redemption                  Not redeemable prior to                   Not redeemable prior to
                            December 7, 1997                          December 1, 2002

                            On and after December 7, 1997, the        On and after December 1, 2002, and
                            stock is redeemable for cash at the       upon satisfaction of certain
                            company's option, in whole or in          conditions, the stock is redeemable
                            part, initially at an amount equi-        for cash at the option of Ford, in
                            valent to $51.68 per Depositary           whole or in part, at a redemption
                            Share and thereafter at prices            price equivalent to $25 per Depositary
                            declining to $50 per Depositary           Share, plus an amount equal to the sum
                            Share on and after December 1, 2001,      of all accrued and unpaid dividends
                            plus, in each case, an amount equal
                            to the sum of all accrued and unpaid      25,273,537 Depositary Shares were
                            dividends                                 exchanged during 1995 (see Note 1,
                                                                      "Company-Obligated Mandatorily
                                                                      Redeemable Preferred Securities of a
                                                                      Subsidiary Trust")

The Series A and Series B Preferred Stock rank (and any other outstanding Preferred Stock of the company would rank) senior to the Common Stock and Class B Stock in respect of dividends and liquidation rights.

NOTE 11.  Stock Options
-----------------------

The company has stock options outstanding under the 1985 Stock
Option Plan and the 1990 Long-Term Incentive Plan. These plans were approved by the stockholders.

Information concerning stock options is as follows (shares in millions):


                                                           1995      1994      1993
                                                          ------    ------    -------

   Option price of new grants a/                           $32.00,   $29.06    $28.84
                                                           $29.50,    and
                                                           $28.06    $28.63
                                                             and
                                                           $28.56

   Shares subject to option
   ------------------------
   Outstanding at beginning of period                        43.3     37.4       41.1
   New grants                                                 9.7      9.5        7.1
   Exercised b/                                              (3.4)    (2.6)      (6.7)
   Surrendered upon exercise of stock appreciation rights    (0.9)    (0.9)      (3.9)
   Terminated and expired                                    (0.2)    (0.1)      (0.2)
                                                            -----    -----      -----
     Outstanding at end of period                            48.5 c/  43.3       37.4
   Outstanding but not exercisable                          (22.6)   (21.3)     (19.3)
                                                            -----    -----      -----
     Exercisable at end of period                            25.9     22.0       18.1
                                                            =====    =====      =====

   Shares authorized for future grants (as of
    December 31) d/                                             0        0          0

- - - - -
  a/ Fair market value of Common Stock at dates of grant.
  b/ At option prices ranging from $9.09 to $29.06 during 1995, $9.09 to $28.84 during 1994, and $9.09 to $25.84 during 1993.
  c/ Including 7.6 million and 40.9 million shares under the 1985 and 1990 Plans, respectively, at option prices ranging from $13.42 to $32.00 per share.
  d/ In addition, up to 1% of the issued Common Stock as of December 31 of any year may be made available for stock options and other plan awards in the next succeeding calendar year. That limit may be increased up to 2% in any year, with a corresponding reduction in shares available for grants in future years. At December 31, 1995, this reduction aggregated 2.4 million shares.

No further grants may be made under the 1985 Plan. Grants may be made under the 1990 Plan through April 2000. In general, options granted under the 1985 Plan and options granted to date under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options under both Plans expire after 10 years. Certain options outstanding under the Plans were granted with an equal number of accompanying stock appreciation rights that may be exercised in lieu of the options. Under the Plans, a stock appreciation right entitles the holder to receive, without payment, the excess of the fair market value of the Common Stock on the date of exercise over the option price, either in Common Stock or cash or a combination. In addition, grants of Contingent Stock Rights were made with respect to 884,500 shares in 1995, 709,800 shares in 1994, and 2,327,200 shares in 1993 under the 1990 Long-Term Incentive Plan (not included in the table above). The number of shares ultimately awarded will depend on the extent to which the Performance Target specified in each Right is achieved, the individual performance of the recipients and other factors, as determined by the Compensation and Option Committee of the Board of Directors.

Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", was issued in October 1995. SFAS 123 permits entities to record expense for employee stock compensation plans based on fair value at date of grant. The company, however, plans to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

NOTE 12.  Litigation and Claims
-------------------------------

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the company and its subsidiaries, including those arising out of alleged defects in the company's products, governmental regulations relating to safety, emissions and fuel economy, financial services, intellectual property rights, product warranties and environmental matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance.
Reserves have been established by the company for certain of the matters discussed in the foregoing paragraph where losses are deemed probable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to the company or the subsidiary involved and could require the company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that cannot reasonably be at December 31, 1995. The company does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on future consolidated financial statements for a particular year, although such an outcome is possible.


NOTE 13.  Commitments and Contingencies
---------------------------------------

At December 31, 1995, the company had the following minimum rental commitments under non-cancelable operating leases (in millions):
1996 - $740; 1997 - $689; 1998 - $363; 1999 - $310; 2000 - $251;
thereafter - $456. These amounts include rental commitments related to the sales and leasebacks of certain Automotive machinery and equipment.

The company and certain of its subsidiaries have entered into agreements with various banks to provide credit card programs that offer rebates that can be applied against the purchase or lease of Ford cars or trucks. The maximum amount of rebates available to qualified cardholders at December 31, 1995 and 1994 was $3.1 billion and $2.3 billion, respectively. The company has provided for the estimated net cost of these programs as a sales incentive based on the estimated number of participants who ultimately will purchase vehicles.

Certain Financial Services subsidiaries make credit lines available to holders of their credit cards. At December 31, 1995 and 1994, the unused portion of available credit was approximately $19.3 billion and $10.3 billion, respectively, and is revocable under specified conditions. The fair value of unused credit lines and the potential risk of loss were not considered to be material.

NOTE 14.  Financial Instruments
-------------------------------

Estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of instrument. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange.

Balance Sheet Financial Instruments
-----------------------------------

Information about specific valuation techniques and related estimated fair value detail is provided throughout the footnotes. The table below provides book value and estimated fair value amounts (in millions) and a cross reference to the applicable Note.

                                    December 31, 1995           December 31, 1994
                                  -----------------------    ----------------------
                                    Book          Fair         Book          Fair       Fair Value
                                    Value         Value        Value         Value      Reference
                                  ---------     --------     ---------     --------     ----------
      Automotive
      ----------
      Marketable securities       $  6,656      $  6,656     $  7,602      $  7,602     Note 2
      Debt                           7,307         8,160        7,258         7,492     Note 9

      Financial Services
      ------------------
      Marketable securities       $  4,229      $  4,296     $  5,781      $  5,746     Note 2
      Receivables                  110,745       112,798       98,341        99,518     Note 3
      Debt                         141,317       144,730      123,713       122,252     Note 9

Foreign Currency Instruments
----------------------------

The fair value of foreign currency instruments generally was estimated using current market prices provided by outside quotation services. At December 31, 1995 and 1994, the fair value of net receivable contracts was $373 million and $298 million, respectively, and the fair value of net payable contracts was $316 million and $108 million, respectively. At December 31, 1995 and 1994, foreign currency instruments had a net deferred loss of $111 million and a net deferred gain of $59 million, respectively. In the unlikely event that a counterparty fails to meet the terms of a foreign currency agreement, the company's market risk is limited to the exchange rate differential. In the case of currency swaps, the company's market risk also may include an interest rate differential. At December 31, 1995 and 1994, the total amount of the company's foreign currency forward contracts (contracts purchased and sold) and currency swaps and options outstanding was $24.5 billion and $12.6 billion, respectively, maturing primarily through 1996.

Interest Rate Instruments
-------------------------

The fair value of interest rate instruments is the estimated amount the company would receive or pay to terminate the agreement. Fair value is calculated using information provided by outside quotation services, taking into account current interest rates and the current credit-worthiness of the swap parties. At December 31, 1995 and 1994, the fair value of net receivable contracts was $739 million and $452 million, respectively, and the fair value of net payable contracts was $430 million and $596 million, respectively. In the unlikely event that a counterparty fails to meet the terms of an interest rate agreement, the company's exposure is limited to the interest rate differential. At December 31, 1995 and 1994, the underlying principal amounts on which the company has interest rate swap agreements outstanding aggregated $66.3 billion and $52.7 billion, respectively, maturing primarily through 2001.

Other Financial Agreements
--------------------------

At December 31, 1995, the company had guaranteed $1.2 billion of debt of unconsolidated subsidiaries, affiliates and others. The potential risk of loss under other financial agreements was not material.

NOTE 15.  Acquisitions and Dispositions
---------------------------------------

Dissolution of Autolatina Joint Venture
---------------------------------------

During 1995, the company's joint venture with Volkswagen AG in Brazil and Argentina was dissolved. The dissolution resulted in a gain of $230 million, primarily from a one-time cash compensation payment to Ford. Prior to dissolution, the company held a 49% interest in Autolatina and accounted for it on an equity basis. The company's income statement for 1995 included Ford's equity share in the net loss of the Autolatina joint venture through the dissolution date together with the gain on dissolution. The assets and liabilities of the new entities in Brazil and Argentina were consolidated in the company's balance sheet at December 31, 1995.

Historically, earnings in Brazil and Argentina have represented a significant portion of Ford's Automotive earnings outside the U.S. and Europe. The long-term effect, if any, of the dissolution of Autolatina on the company's future results will depend on Ford's ability to compete on its own in these markets.

Sale of Annuity Business
------------------------

During 1995, the company agreed to sell its annuity business to SunAmerica, Inc. for $173 million. The sale is expected to be completed in early 1996. The company recognized a one-time charge related to the sale that was not material. The company's income statement included the results of operations of the annuity business through December 31, 1995. Net assets of the annuity business at December 31, 1995 were included in the balance sheet under Financial Services - Other Assets; at December 31, 1994, the assets and liabilities were consolidated as part of the Financial Services segment.

Sale of First Nationwide Bank
-----------------------------

On September 30, 1994, substantially all of the assets of First Nationwide Bank, since known as Granite Savings Bank (the "Bank"), were sold to, and substantially all of the Bank's liabilities were assumed by, First Madison Bank. The Bank is a wholly owned subsidiary of Granite Management Corporation (formerly First Nationwide Financial Corporation) ("Granite"), which in turn is a wholly owned subsidiary of Ford.

The company recognized in First Quarter 1994 earnings a pre-tax charge of $475 million ($440 million after taxes) related to the disposition of the Bank, reflecting the non-recovery of goodwill and reserves for estimated losses on assets not included in the sale. The company's income statement included the results of operations of Granite through March 31, 1994. The remaining net assets of Granite at December 31, 1995 and 1994 were included in the balance sheet under Financial Services - Other Assets.

Acquisition of The Hertz Corporation
------------------------------------

In April 1994, The Hertz Corporation ("Hertz") became a wholly owned subsidiary of Ford. In 1993 and First Quarter 1994, Hertz was accounted for on an equity basis as part of the Automotive segment. In the balance of 1994 and in 1995, the operating results, assets, liabilities and cash flows of Hertz were consolidated as part of the Financial Services segment.

NOTE 16.  Cash Flows
--------------------

The reconciliation of net income to cash flows from operating activities is as follows (in millions):

                                                     1995                   1994                   1993
                                             --------------------   ---------------------   ---------------------
                                                        Financial               Financial               Financial
                                             Automotive Services    Automotive  Services    Automotive  Services
                                             ---------  ---------   ----------  ---------   ----------  ---------
Net income                                    $2,056    $ 2,083      $3,913     $1,395      $1,008       $1,521
Adjustments to reconcile net income
 to cash flows from operating activities:
  Depreciation and amortization                5,219      6,500       4,426      4,910       4,404        3,064
  Losses/(Earnings) of affiliated
   companies in excess of dividends
   remitted                                      191          7        (171)        (2)        (21)          (9)
  Provision for credit and
   insurance losses                                -      1,818           -      1,539           -        1,523
  Foreign currency adjustments                   (64)         -        (384)         -        (650)           -
  Net sales/(purchases) of trading
   securities                                    672        239      (3,616)       (41)          -            -
  Provision/(Credit) for deferred income
   taxes                                          88        725         424        410        (796)         595
Changes in assets and liabilities:
   Decrease/(Increase) in accounts
    receivable and other current assets          129          -      (1,096)         -          34            -
   (Increase) in inventory                       (46)         -        (894)         -        (275)           -
   Increase in accounts payable and
    accrued and other liabilities                730      1,461       4,949      1,077       3,735          594
  Other                                         (126)      (511)         (9)      (201)       (577)        (143)
                                              ------    -------      ------     ------      ------       ------
Cash flows from operating activities          $8,849    $12,322      $7,542     $9,087      $6,862       $7,145
                                              ======    =======      ======     ======      ======       ======


The company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits and government, agency and corporate obligations, to be cash equivalents. Automotive cash equivalents at December 31, 1995 and 1994 were $4.7 billion and $3.4 billion, respectively;
Financial Services cash equivalents at December 31, 1995 and 1994 were $1.8 billion and $1.4 billion, respectively. Cash flows resulting from futures contracts, forward contracts and options that are accounted for as hedges of identifiable transactions are classified in the same category as the item being hedged. With the adoption of Statement of Financial Accounting Standards No.
115, "Accounting for Certain Investments in Debt and Equity
Securities," as of January 1, 1994, purchases, sales and maturities of trading securities are included in cash flows from operating activities. Purchases, sales and maturities of available-for-sale and held-to-maturity securities are included in cash flows from investing activities.

Cash paid for interest and income taxes was as follows (in millions):

                                         1995        1994        1993
                                       ------       ------      -------
            Interest                   $9,586       $7,718      $6,969
            Income taxes                1,425        2,042       1,522




                                             FS-28

NOTE 17.  Segment Information
-----------------------------

Financial information segregated by major geographic area is as follows (in millions):



Automotive
----------
                                                           1995              1994             1993
                                                         ---------        ---------        ---------
Sales to unaffiliated customers
  United States                                           $ 73,870         $ 73,759         $ 62,108
  Europe                                                    26,132           22,623           19,468
  All other                                                 10,494           10,755            9,992
                                                          --------         --------         --------
    Total                                                 $110,496         $107,137         $ 91,568
                                                          ========         ========         ========

Intercompany sales among geographic areas*
  United States                                           $ 10,438         $ 11,206         $  9,320
  Europe                                                     2,765            2,303            2,269
  All other                                                 12,060           11,217            8,613
                                                          --------         --------         --------
    Total                                                 $ 25,263         $ 24,726         $ 20,202
                                                          ========         ========         ========

Total sales
  United States                                           $ 84,308         $ 84,965         $ 71,428
  Europe                                                    28,897           24,926           21,737
  All other                                                 22,554           21,972           18,605
  Elimination of intercompany sales                        (25,263)         (24,726)         (20,202)
                                                          --------         --------         --------
    Total                                                 $110,496         $107,137         $ 91,568
                                                          ========         ========         ========

Operating income/(loss)
  United States                                           $  2,409         $  4,131         $  1,677
  Europe                                                        20              611             (531)
  All other                                                    852            1,084              286
                                                          --------          -------         --------
    Total                                                 $  3,281         $  5,826         $  1,432
                                                          ========         ========         ========

Net income/(loss)
  United States                                           $  1,843         $  3,002         $  1,442
  Europe                                                       116              128             (873)
  All other                                                     97              783              439
                                                          --------         --------         --------
    Total                                                 $  2,056         $  3,913         $  1,008
                                                          ========         ========         ========

Assets at December 31
  United States                                           $ 45,841         $ 45,889         $ 39,959
  Europe                                                    17,010           16,880           16,210
  All other                                                 18,842           16,798           15,197
  Net receivable from Financial Services                       200              677              910
  Elimination of intercompany receivables                   (9,121)         (11,605)         (10,539)
                                                          --------         --------         --------
    Total                                                 $ 72,772         $ 68,639         $ 61,737
                                                          ========         ========         ========

Capital expenditures (facilities, machinery
 and equipment and tooling)
  United States                                           $  5,296         $  5,429         $  4,289
  Europe                                                     1,892            1,393            1,490
  All other                                                  1,488            1,488              935
                                                          --------         --------         --------
    Total                                                 $  8,676         $  8,310         $  6,714
                                                          ========         ========         ========

- - - - -
* Intercompany sales among geographic areas consist primarily of vehicles, parts and components manufactured by the company and various subsidiaries and sold to different entities within the consolidated group; transfer prices for these transactions are established by agreement between the affected entities


Financial Services
------------------
                                                          1995             1994             1993
                                                        --------         --------         ---------
Revenues
  United States                                         $ 21,383         $ 17,356         $ 14,102
  Europe                                                   3,144            2,336            1,673
  All other                                                2,114            1,610            1,178
                                                        --------         --------         --------
    Total                                               $ 26,641         $ 21,302         $ 16,953
                                                        ========         ========         ========

Income before income taxes**
  United States                                         $  2,822         $  2,185         $  2,311
  Europe                                                     493              419              285
  All other                                                  224              188              116
                                                        --------         --------         --------
    Total                                               $  3,539         $  2,792         $  2,712
                                                        ========         ========         ========

- - - - -
   ** Financial Services activities do not report operating income; income before income taxes is representative of operating income

-----------------------------

Financial Services (Cont'd)
------------------

                                                          1995              1994             1993
                                                        --------         --------         ---------
Net income
  United States                                          $  1,718         $  1,119         $  1,340
  Europe                                                      321              218              140
  All other                                                    44               58               41
                                                         --------         --------         --------
    Total                                                $  2,083         $  1,395         $  1,521
                                                         ========         ========         ========


Assets at December 31
  United States                                          $137,154          $124,120         $117,290
  Europe                                                   20,237            16,507           12,132
  All other                                                13,120            10,356            7,779
                                                         --------          --------         --------
    Total                                                $170,511          $150,983         $137,201
                                                         ========          ========         ========

NOTE 18.  Summary Quarterly Financial Data (Unaudited)
------------------------------------------------------
(in millions, except amounts per share)

                                             1995                                  1994
                              ------------------------------------   ------------------------------------
                              First    Second     Third    Fourth    First    Second    Third    Fourth
                              Quarter  Quarter    Quarter  Quarter   Quarter  Quarter   Quarter  Quarter
                              -------  -------    -------  -------   -------  -------   -------  --------
Automotive
  Sales                       $28,601  $29,861    $24,437  $27,597   $26,070   $28,375   $24,926  $27,766
  Operating income/(loss)       1,782    1,774       (204)     (71)    1,559     1,966       989    1,312

Financial Services
  Revenues                      6,182    6,528      6,981    6,950     4,332     5,397     5,696    5,877
  Income before income taxes      759      885        978      917       196       911       896      789

Total Company
  Net income                  $ 1,550  $ 1,572    $   357  $   660   $   904a/ $ 1,711   $ 1,124  $ 1,569
  Less:
  Preferred stock dividend
   requirements                    72       69         55       38        72        72        72       71
  Fair value adjustment
   from exchange of
   Series B Preferred Stock         -        -          -       66         -         -         -        -
                               ------  -------    -------  -------   -------   -------   -------  -------
    Income attributable
     to Common and
     Class B Stock            $ 1,478  $ 1,503    $   302  $   556   $   832   $ 1,639   $ 1,052  $ 1,498
                              =======  =======    =======  =======   =======   =======   =======  =======

AMOUNTS PER SHARE OF COMMON
 AND CLASS B STOCK AFTER
 PREFERRED STOCK DIVIDENDS b/

  Income                      $  1.44  $  1.45    $  0.28  $  0.49   $  0.83   $  1.63   $  1.04  $  1.47

  Income assuming full
   dilution                   $  1.28  $  1.30    $  0.27  $  0.48   $  0.75   $  1.44   $  0.93  $  1.31

  Cash dividends              $  0.26  $  0.31    $  0.31  $  0.35   $  0.20   $ 0.225   $ 0.225  $  0.26

- - - - -
a/ Includes a loss of $440 million related to the disposition of Granite Savings Bank (formerly First Nationwide Bank).
b/ The sum of the per share amounts in 1995 and 1994 is different than the amounts reported for the full year because of the effect that issuances of the company's stock had on average shares for those periods.

Coopers & Lybrand L.L.P.


                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Ford Motor Company

We have audited the consolidated balance sheet of Ford Motor Company and Subsidiaries at December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ford Motor Company and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/Coopers & Lybrand L.L.P.

400 Renaissance Center
Detroit, Michigan 48243
313-446-7100
January 26, 1996